Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

August 5, 2020

Maxar Technologies Reports Second Quarter 2020 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter ended June 30, 2020. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the quarter include:

●	Consolidated revenues from continuing operations of $439 million
●	Net income of $306 million which included an after-tax gain on disposal of discontinued operations of $304 million, net of $25 million in taxes, from the sale of the MDA Business which closed on April 8, 2020
●	Breakeven diluted income per share from continuing operations of $0.00
●	Adjusted EBITDA[1] from continuing operations of $138 million and Adjusted EBITDA[1] margin of 31%
●	Repurchased $511 million of Term Loan B, closed the sale of $150 million senior secured notes and settled the repurchase of $150 million aggregate principal amount of existing 2023 Notes
●	Exercised call option on June 25, 2020 to purchase the remaining 50% ownership interest in Vricon which closed on July 1, 2020

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“Demand has remained resilient in the current environment as our customers continue to rely on us for important national security and commercial missions. We generated another quarter of solid revenue growth in Earth Intelligence while Space Infrastructure returned to growth on the heels of recent diversified bookings from both civil and commercial customers,” said Dan Jablonsky, CEO. “Importantly, we exercised our call option on the remaining 50% of 3D-data provider Vricon that we did not already own, bolstering our lead in Earth Intelligence and the long-term growth profile of the company.”

Jablonsky continued, “Our results this quarter further reflect progress on our multi-year strategy to strengthen our company and position it for sustained revenue, profit and cash flow growth. We are executing well against our strategic priorities for 2020 while continuing to respond to the global COVID-19 pandemic by focusing on the protection of the health and safety of our team members, families, customers and communities.”

“We reduced our indebtedness and leverage given the recent closure of the MDA divestiture and ended the quarter with over $500 million in liquidity. Importantly, we extended our debt maturity schedule with the swap of $150 million of our 2023 notes with new bonds due 2027,” stated Biggs Porter, CFO. “Performance in the quarter was solid, with revenue growth across both segments and improved Adjusted EBITDA margins and cash flow. While the existence of the COVID pandemic remains a risk to our operations and the operations of our customers, we have thus far been able to manage the crisis roughly in line with expectations. Given that, and the recent addition of Vricon, we are modestly increasing our revenue guidance to flat to mid-single digit growth for 2020 and increasing and narrowing our outlook for Adjusted EBITDA to a range of $415 million to $445 million.2”

On April 8, 2020, we completed the previously announced sale of the MDA Business to Neptune Acquisition Inc., a corporation existing under the laws of the Province of British Columbia and an affiliate of Northern Private Capital Ltd., for an aggregate purchase price of $729 million (C$1.0 billion) subject to customary purchase price adjustments, including for working capital, cash and debt. We recognized an after-tax gain on disposal of discontinued operations of $304 million, net of $25 million in taxes, on the MDA

2 We are unable to provide guidance for net income due to uncertainties relating to the size of adjustments that may be necessary as well as factors that could affect our interest, taxes, depreciation and amortization.

Transaction for the quarter ended June 30, 2020. This divestiture represents a strategic shift in our business and, in accordance with U.S. GAAP, qualified as a discontinued operation. As a result, the operating results and cash flows related to the MDA Business have been reflected as discontinued operations in the Unaudited Condensed Consolidated Statements of Operations.

On June 23, 2020, we announced our intent to exercise our call option to take full ownership of 3D data and analytics firm Vricon, Inc., (“Vricon Acquisition”) for approximately $140 million, or approximately $117 million net of estimated cash at closing. To fund the transaction, we issued $150 million in aggregate principal amount of new senior secured notes, discussed below. The call option was exercised on June 25, 2020, and the Vricon Acquisition closed on July 1, 2020.

On June 25, 2020, we issued $150 million aggregate principal amount of 7.54% senior secured notes due 2027 (“2027 Notes”). The 2027 Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The 2027 Notes have an interest rate of 7.54% per annum and were issued at a price equal to 98.25% of their face value. Proceeds from the 2027 Notes were used to finance the Vricon Acquisition and the remainder will be used for general corporate purposes.

Separately, on June 25, 2020, we repurchased, in a privately negotiated transaction, $150 million aggregate principal amount of our 9.75% Senior Secured Notes due 2023 (“2023 Notes”). The 2023 Notes were repurchased (the “2023 Notes Repurchase”) at approximately 112.45% of the principal amount on June 25, 2020.

During the three months ended June 30, 2020, we repaid $511 million of borrowings under the Term Loan B facility using proceeds from the MDA Transaction.

Total revenues from continuing operations increased to $439 million from $412 million, or by $27 million, for the three months ended June 30, 2020, compared to the same period of 2019. The increase was primarily driven by a $15 million increase in the Earth Intelligence segment and a $3 million increase in the Space Infrastructure segment.

For the three months ended June 30, 2020, net income from continuing operations was $0 compared to net income of $139 million in the same period of 2019. The decrease is primarily driven by the receipt of satellite insurance proceeds in the second quarter of 2019 that did not reoccur in the same period of 2020. The decrease was partially offset by an increase in revenue of $27 million for the three months ended June 30, 2020 compared to the same period in 2019.

For the second quarter of 2020, Adjusted EBITDA was $138 million and Adjusted EBITDA as a percentage of consolidated revenues (“Adjusted EBITDA margin percentage”) was 31.4%. This is compared to Adjusted EBITDA of $108 million and Adjusted EBITDA margin percentage of 26.2% for the second quarter of 2019. The increase was driven largely by higher Adjusted EBITDA from the Earth Intelligence segment and the Space Infrastructure segment.

Our results of operations for the three months ended June 30, 2020 include the current estimated impact of COVID-19. We had COVID-19 related EAC growth of $6 million within the Space Infrastructure segment which negatively impacted our earnings during the three months ended June 30, 2020. The changes in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours along with actuals realized during the three months ended June 30, 2020.

We had total order backlog of $1.9 billion as of June 30, 2020 compared to $1.6 billion as of December 31, 2019. Backlog increased primarily due to an increase in our Space Infrastructure segment backlog as a result of new awards during the year, partially offset by declines in our Earth Intelligence segment. The decrease in backlog within the Earth Intelligence segment is primarily driven by the timing of the exercise of the EnhancedView Contract option year. The decrease was partially offset by increases in geospatial services. Our unfunded contract options totaled $1.3 billion and $1.4 billion as of June 30, 2020 and December 31, 2019, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
($ millions, except per share amounts)
Revenues	$439	$412	$820	$843
Income (loss) from continuing operations	—	139	(78)	71
Income from discontinued operations, net of tax	306	9	336	20
Net income	$306	$148	258	91
EBITDA[1]	441	294	533	382
Adjusted EBITDA[1]	138	108	215	207

Diluted income per common share:
Income (loss) from continuing operations	$—	$2.32	$(1.29)	$1.19
Income from discontinued operations, net of tax	4.94	0.15	5.56	0.33
Diluted income per common share	$4.94	$2.47	$4.27	$1.52

Weighted average number of common shares outstanding (millions):
Basic	60.6	59.6	60.4	59.6
Diluted	62.0	60.0	60.4	59.8

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2020
($ millions)
Revenues
Earth Intelligence	$278	$263	$549	$517
Space Infrastructure	184	181	316	391
Intersegment eliminations	(23)	(32)	(45)	(65)
Total revenues	$439	$412	$820	$843

The Company analyzes financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Earth Intelligence	$146	$124	$279	$249
Space Infrastructure	11	7	(28)	5
Intersegment eliminations	(7)	(4)	(14)	(8)
Corporate and other expenses	(12)	(19)	(22)	(39)
Adjusted EBITDA[1]	$138	$108	$215	$207

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
($ millions)
Revenues	$278	$263	$549	$517
Adjusted EBITDA	$146	$124	$279	$249
Adjusted EBITDA Margin	52.5%	47.1%	50.8%	48.2%

For the three months ended June 30, 2020, Earth Intelligence segment revenues increased to $278 million from $263 million, or by $15 million, compared to the same period of 2019. The increase was primarily driven by a $10 million increase in revenue from international defense and intelligence customers and $5 million in revenue growth from new contract awards and expansion of existing programs within the U.S. government. Revenue from international customers increased due to a new direct access facility which became operational and contracts that signed in the second half of 2019.

Adjusted EBITDA increased to $146 million from $124 million, or by $22 million, for the three months ended June 30, 2020, as compared to the same period of 2019. The increase was primarily driven by an increase in revenues, a decrease in service costs, and an increase in income related to our Vricon joint venture.

Space Infrastructure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
($ millions)
Revenues	$184	$181	$316	$391
Adjusted EBITDA	$11	$7	$(28)	$5
Adjusted EBITDA Margin	6.0%	3.9%	(8.9)%	1.3%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method of accounting to determine the percentage of completion over the construction period, which typically ranges between 20 to 36 months and up to 48 months in certain situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment increased to $184 million from $181 million, or by $3 million, for the three months ended June 30, 2020, compared to the same period of 2019. Revenues increased primarily as a result of the impact of an increase in volume related to U.S. government contracts of $42 million during the three months ended June 30, 2020 compared to the same period in 2019 which was partially offset by reduced volumes on commercial programs of $40 million. There was COVID-19 related EAC growth of $6 million which negatively impacted revenue for the three months ended June 30, 2020. The increases in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours.

Adjusted EBITDA increased to $11 million from $7 million, or by $4 million, for the three months ended June 30, 2020, compared to the same period of 2019. The increase in the Space Infrastructure segment is primarily related to increased revenues and higher margins on certain programs. The increase was partially offset by $10 million due to a change in the compensation structure from retention payments to bonuses which were not included in segment Adjusted EBITDA in 2019, a recovery of a previously reserved amount of $7 million in 2019 which did not reoccur in 2020, $17 million of losses incurred on developmental builds and a $6 million negative impact related to our COVID-19 operating posture, a portion of which is included in the losses incurred on developmental builds.

.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses for the three months ended June 30, 2020 decreased to $12 million from $19 million, or by $7 million, compared to the same period in 2019. The decrease was primarily driven by a $6 million decrease in retention costs related to a 2019 program within the Space Infrastructure segment. The decrease was partially offset by a decrease in the foreign exchange gain recognized and an increase in selling, general and administrative expenses for the three months ended June 30, 2020, compared to the same period in 2019.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including WorldView Legion. Intersegment eliminations have increased to $7 million from $4 million, or by $3 million, for the three months ended June 30, 2020 compared to the same period in 2019 primarily related to an increase in intersegment satellite construction activity.

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Product	$157	$144	$264	$310
Service	282	268	556	533
Total revenues	439	412	820	843
Costs and expenses:
Product costs, excluding depreciation and amortization	144	141	289	312
Service costs, excluding depreciation and amortization	87	103	180	195
Selling, general and administrative	79	66	147	151
Depreciation and amortization	89	96	179	191
Impairment loss	—	—	14	—
Satellite insurance recovery	—	(183)	—	(183)
Operating income	40	189	11	177
Interest expense, net	48	49	97	98
Other (income) expense, net	(4)	(2)	(7)	3
(Loss) income before taxes	(4)	142	(79)	76
Income tax (benefit) expense	(2)	1	—	2
Equity in (income) loss from joint ventures, net of tax	(2)	2	(1)	3
Income (loss) from continuing operations	—	139	(78)	71
Discontinued operations
Income from operations of discontinued operations, net of tax	2	9	32	20
Gain on disposal of discontinued operations, net of tax	304	—	304	—
Income from discontinued operations, net of tax	306	9	336	20
Net income	$306	$148	$258	$91

Basic income per common share:
Income (loss) from continuing operations	$—	$2.33	$(1.29)	$1.19
Income from discontinued operations, net of tax	5.05	0.15	5.56	0.34
Basic income per common share	$5.05	$2.48	$4.27	$1.53

Diluted income per common share:
Income (loss) from continuing operations	$—	$2.32	$(1.29)	$1.19
Income from discontinued operations, net of tax	4.94	0.15	5.56	0.33
Diluted income per common share	$4.94	$2.47	$4.27	$1.52

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$177	$59
Trade and other receivables, net	312	357
Inventory	21	20
Advances to suppliers	51	42
Prepaid and other current assets	41	32
Current assets held for sale	—	751
Total current assets	602	1,261
Non-current assets:
Orbital receivables, net	354	382
Property, plant and equipment, net	823	758
Intangible assets, net	901	991
Non-current operating lease assets	170	176
Goodwill	1,455	1,455
Other non-current assets	124	134
Total assets	$4,429	$5,157
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$155	$153
Accrued liabilities	57	130
Accrued compensation and benefits	60	93
Contract liabilities	234	271
Current portion of long-term debt	9	30
Current operating lease liabilities	41	40
Other current liabilities	85	49
Current liabilities held for sale	—	230
Total current liabilities	641	996
Non-current liabilities:
Pension and other postretirement benefits	193	197
Contract liabilities	3	4
Operating lease liabilities	165	173
Long-term debt	2,407	2,915
Other non-current liabilities	118	110
Total liabilities	3,527	4,395
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 60.7 million and 59.9 million outstanding at June 30, 2020 and December 31, 2019, respectively)	—	—
Additional paid-in capital	1,794	1,784
Accumulated deficit	(825)	(1,082)
Accumulated other comprehensive (loss) income	(68)	59
Total Maxar stockholders' equity	901	761
Noncontrolling interest	1	1
Total stockholders' equity	902	762
Total liabilities and stockholders' equity	$4,429	$5,157

MAXAR TECHNOLOGIES INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2020	2019
Cash flows (used in) provided by:
Operating activities:
Net income	$258	$91
Income from operations of discontinued operations, net of tax	32	20
Gain on disposal of discontinued operations, net of tax	304	—
(Loss) income from continuing operations	(78)	71
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment losses including inventory	14	3
Depreciation and amortization	179	191
Loss from extinguishment of debt	7	—
Amortization of debt issuance costs and other non-cash interest expense	8	4
Stock-based compensation expense	13	4
Other	2	—
Changes in operating assets and liabilities:
Trade and other receivables	40	(20)
Advances to suppliers	(9)	32
Accounts payables and accrued liabilities	(76)	(92)
Contract liabilities	(38)	(124)
Other	4	7
Cash provided by operating activities - continuing operations	66	76
Cash used in operating activities - discontinued operations	(30)	(15)
Cash provided by operating activities	36	61
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(128)	(124)
Return of capital from discontinued operations	20	—
Cash used in investing activities - continuing operations	(108)	(124)
Cash provided by (used in) investing activities - discontinued operations	723	(3)
Cash provided by (used in) investing activities	615	(127)
Financing activities:
Net proceeds of revolving credit facility	—	97
Net proceeds from issuance of 2027 Notes	147	—
Repurchase of 2023 Notes, including premium	(169)	—
Repayments of long-term debt	(516)	(11)
Settlement of securitization liability	(7)	(8)
Payment of dividends	(1)	(1)
Other	(3)	—
Cash (used in) provided by financing activities - continuing operations	(549)	77
Cash (used in) provided by financing activities - discontinued operations	(24)	14
Cash (used in) provided by financing activities	(573)	91
Increase in cash, cash equivalents, and restricted cash	78	25
Effect of foreign exchange on cash, cash equivalents, and restricted cash	(5)	1
Cash, cash equivalents, and restricted cash, beginning of year	110	43
Cash, cash equivalents, and restricted cash, end of period	$183	$69

Reconciliation of cash flow information:
Cash and cash equivalents	$179	$63
Restricted cash included in prepaid and other current assets	1	5
Restricted cash included in other non-current assets	3	1
Total cash, cash equivalents, and restricted cash	$183	$69

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
($ millions)
Net income	$306	$148	$258	$91
Income tax (benefit) expense	(2)	1	—	2
Interest expense, net	48	49	97	98
Interest income	—	—	(1)	—
Depreciation and amortization	89	96	179	191
EBITDA	$441	$294	$533	$382
Income from discontinued operations, net of tax	(306)	(9)	(336)	(20)
Restructuring	—	4	—	15
Transaction and integration related expense	3	2	4	7
Impairment loss, including inventory	—	—	14	3
Satellite insurance recovery	—	(183)	—	(183)
CEO severance	—	—	—	3
Adjusted EBITDA	$138	$108	$215	$207

Adjusted EBITDA:
Earth Intelligence	146	124	279	249
Space Infrastructure	11	7	(28)	5
Intersegment eliminations	(7)	(4)	(14)	(8)
Corporate and other expenses	(12)	(19)	(22)	(39)
Adjusted EBITDA	$138	$108	$215	$207

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Wednesday, August 5, 2020, reviewing the second quarter results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

http://www.directeventreg.com/registration/event/6389744.

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Wednesday, August 5, 2020 at 6:00 p.m. MT (8:00 p.m. ET) to Wednesday, August 19, 2020 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In: 1-416-621-4642

Passcode: 6389744#

About Maxar

Maxar is a leading provider of solutions in Earth Intelligence and Space Infrastructure. We help government and commercial customers to monitor, understand and navigate the changing planet; deliver global broadband communications infrastructure; and explore and advance the use of space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deliver our services with speed, scale and cost effectiveness. Maxar’s 4,000 team members in more than 20 global locations work to help our customers harness the potential of space. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com